Exhibit 99.1

Tallgrass Energy Partners Acquires Tallgrass Terminals and the Operator of Rockies Express Pipeline

LEAWOOD, Kan.—(BUSINESS WIRE)—Tallgrass Energy Partners, LP (NYSE: TEP) announced today that it acquired Tallgrass Terminals, LLC and Tallgrass NatGas Operator, LLC from Tallgrass Development for cash consideration of $140 million. The acquisition represents TEP’s fifth dropdown acquisition from Tallgrass Development and was funded at closing through borrowings on TEP’s revolving credit facility.

“TEP continues to benefit from its relationship with Tallgrass Development, and we expect the dropdown to be immediately accretive to unitholders based on an initial transaction multiple of approximately 8.0x estimated 2017 cashflow on the fully operational acquired assets,” said President and CEO David G. Dehaemers Jr. “While we expect to provide financial guidance for calendar year 2017 in February, this transaction is supportive of our previously issued distribution growth guidance that includes 2017. However, as we continue to grow Tallgrass Terminals, we expect it to be a more significant contributor to the long-term Tallgrass growth story.”

Acquired Assets

Tallgrass Terminals owns the following fully operational assets:

•	The Sterling Terminal near Sterling, Colo., that provides approximately 1.3 million barrels of operational storage to the Tallgrass Pony Express crude oil pipeline. This facility’s footprint could accommodate an expansion of storage capacity of at least 0.8 million barrels.

•	The Buckingham Terminal in northeast Colorado that includes four truck unloading skids capable of receiving up to 16,000 barrels per day and provides shippers an injection point into Tallgrass Pony Express.

•	A 20 percent interest in the Deeprock Development Terminal in Cushing, Okla., which provides Tallgrass Pony Express approximately 2.3 million barrels of operational storage capacity.

Tallgrass Terminals owns the following projects currently under development:

•	Approximately 550 acres in south Cushing, Okla., where civil engineering work is nearing completion and the permitting process is underway for up to 5.5 million barrels of storage for a potential terminal facility located on approximately 80 acres of the parcel. The terminal would connect with other third-party terminals in Cushing, have inbound pipeline connectivity and provide outbound pipeline connectivity to destinations on the Gulf Coast. Tallgrass Terminals has spent in excess of $10 million acquiring and developing the property to this point.

•	Approximately 250 acres in Guernsey, Wyo., where permits have been acquired for 2.1 million barrels of storage. Tallgrass Terminals is currently exploring a number of opportunities that could provide customers with receipt, blending, storage and delivery services, in addition to direct access to transportation services on Tallgrass Pony Express.

Tallgrass NatGas Operator is the operator of Rockies Express Pipeline LLC (“REX”) and receives from REX an annual fee equal to 1 percent of REX’s EBITDA as compensation for operating the pipeline.    For more information regarding REX’s EBITDA, see “Non-GAAP Financial Measure” below.

About Tallgrass Energy

Tallgrass Energy is a family of companies that includes publicly traded partnerships Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP), and privately held Tallgrass Development, LP. Operating across 10 states, Tallgrass is a growth-oriented midstream energy operator with transportation, storage, terminal and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.

To learn more, please visit our website at www.tallgrassenergy.com.

Forward-Looking Statements

Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the transaction multiple, the expected accretion to TEP unitholders, TEP’s distribution growth guidance for 2017, and the feasibility, cost, and ability to execute on Tallgrass Terminals’ development projects in Cushing, Okla. and in Guernsey, Wyo. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by TEP with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and the Partnership does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measure

EBITDA is a non-GAAP supplemental financial measure that management and external users of REX’s financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	REX’s operating performance as compared to other similarly situated companies in the midstream energy industry, without regard to historical cost basis or financing methods;

•	The ability of REX’s assets to generate sufficient cash flow to make distributions to its unitholders;

•	REX’s ability to incur and service debt and fund capital expenditures; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

Management believes that the reference to REX’s EBITDA in this press release is useful to investors because Tallgrass NatGas Operator’s revenue directly correlates to REX’s EBITDA. REX’s EBITDA should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA may be defined differently by other companies in REX’s industry, its definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

REX generally defines EBITDA as earnings before interest, taxes, depreciation and amortization.

Contact Information

Investor Relations

Nate Lien

(913) 928-6012

investor.relations@tallgrassenergylp.com

Media and Trade Inquiries

Phyllis Hammond

(913) 928-6014

media.relations@tallgrassenergylp.com